SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TRUSTREET PROPERTIES, INC.
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(Name of Registrant as Specified In Its Charter)

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TRUSTREET PROPERTIES, INC.
450 South Orange Avenue, 11th Floor
Orlando, Florida 32801

April 28, 2006

Dear Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of Trustreet Properties, Inc. (the "Company") on June 22, 2006, at 10:00 a.m. at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida. The directors and officers of the Company look forward to greeting you personally.

     Enclosed for your review are the 2005 Annual Report, the Notice of Annual Meeting of Stockholders, the proxy statement and the proxy card. The proxy statement gives a detailed account of the business to be conducted at the meeting. An update will also be given at the meeting on the current status of the Company.

     Regardless of the number of shares you own in the Company, it is very important that your shares be represented. If you cannot personally attend the meeting, we encourage you to make certain you are represented at the meeting by signing and dating the accompanying proxy card and promptly returning it in the enclosed envelope. Our goal is to minimize operational expenses so we ask that you please return your proxy card promptly because re-soliciting stockholders adds unnecessary costs to the Company. You may also vote either by calling the telephone number listed on your proxy card or by using the Internet (http://www.proxyvote.com). Voting over the Internet, by telephone, or by written proxy will not prevent you from voting in person, but will assure that your vote will be counted at the annual meeting if you choose not to attend in person.

     As we prepare for the exciting year ahead, the Board of Directors unanimously recommends that you vote in favor of the proposed items. Your vote counts. Thank you for your attention to this matter.

Sincerely,

/s/ James M. Seneff, Jr.	/s/ Curtis B. McWilliams
James M. Seneff, Jr.	Curtis B. McWilliams
Chairman	President and Chief Executive Officer

TRUSTREET PROPERTIES, INC.
450 South Orange Avenue
Orlando, Florida 32801

Notice of 2006 Annual Meeting of Stockholders and Proxy Statement
Annual Meeting to be Held June 22, 2006

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Trustreet Properties, Inc. (the "Company") will be held at 10:00 a.m. local time, on June 22, 2006, at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida, for the following purposes:

1.	To elect eight directors to hold office for terms expiring at the next annual meeting of stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 3, 2006, will be entitled to notice of, and to vote at, the annual meeting or at any adjournment thereof.

     Stockholders are cordially invited to attend the meeting in person. All stockholders, whether or not they plan to attend the meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. You may also grant your proxy by calling the telephone number listed on your proxy card or by using the Internet (http:/www.proxyvote.com) by following the instructions on the proxy card. It is important that your shares be voted. By voting your proxy promptly, you can help the Company avoid additional expenses to ensure a quorum is met so the meeting can be held. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

/s/ Steven D. Shackelford

Steven D. Shackelford
Secretary

April 28, 2006
Orlando, Florida

TABLE OF CONTENTS
PROXY STATEMENT	2

ABOUT THE ANNUAL MEETING	2

GOVERNANCE OF THE COMPANY	5

PROPOSAL I:

Election of Directors	6

COMPENSATION AND HUMAN TALENT COMMITTEE REPORT	18

PERFORMANCE GRAPH	21

AUDIT COMMITTEE REPORT	22

SECURITY OWNERSHIP	24

CERTAIN TRANSACTIONS	27

PROPOSAL II:

Ratification of Appointment of PricewaterhouseCoopers, LLP	29

OTHER MATTERS	32

PROPOSALS FOR NEXT ANNUAL MEETING	32

ANNUAL REPORT	32

TRUSTREET PROPERTIES, INC.
450 South Orange Avenue
Orlando, Florida 32801

___________________________________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 22, 2006
___________________________________

     This proxy statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and letter to stockholders are first being mailed to holders of Company common stock, par value $0.001 per share, on or about April 28, 2006, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, sometimes referred to in this Proxy Statement as the “Board.” Solicited proxies will be exercised at the Annual Meeting of Stockholders to be held at 450 South Orange Avenue, Orlando, Florida 32801 on Thursday, June 22, 2006 at 10:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on April 3, 2006, the record date, will be entitled to vote at the annual meeting.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

     At the Annual Meeting, stockholders will vote to elect eight directors to a one-year term on the Board, to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2006, and to transact such other business as may properly come before the meeting or any adjournment thereof. The Board does not know of any other matter that is to come before the meeting. If any other matters are properly presented for consideration, however, the persons authorized by the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

Why Am I Receiving These Materials?

     We sent you these proxy materials because our Board is requesting that you allow your shares of common stock to be represented at the meeting by the proxies named in the enclosed proxy card (or, if you receive this document electronically, the accompanying proxy instructions). This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

     Solicitation of proxies will be primarily by mail. However, directors, officers and other employees of the Company also may solicit proxies for no additional compensation by telephone, facsimile, telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons.

Who is Entitled to Vote?

     You will be entitled to vote your shares on any of the proposals if you held your shares as of the close of business on April 3, 2006, the record date. The common stock constitutes the only class of capital stock of the Company issued and outstanding that is entitled to vote at the meeting. Each of the shares outstanding on that date is entitled to one vote on the proposals. As of the record date, a total of 67,527,122 shares of common stock were outstanding and entitled to vote.

How Are Votes Counted?

     Votes cast by proxy or in person will be counted by an individual appointed by the Company to act as inspector for the meeting. For purposes of the proposal to elect directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote on such proposal. In electing directors, if you indicate “withhold authority to vote” for a particular nominee by entering the number of any nominee (as designated on the proxy card) below the pertinent instruction on the proxy card, your vote will not count either for or against the nominee. Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owners of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be “broker non-votes.” The election inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.

What is Required to Hold the Meeting?

     The presence at the meeting in person or by proxy of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum permitting business to be conducted at the meeting. If a quorum is not present or represented at the meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. If you have returned valid proxy instructions or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

What Vote is Required?

     Each share of common stock may be voted to elect up to eight individuals (the number of directors to be elected) as directors of the Company. To be elected, each nominee for director must receive a plurality of the votes cast by the shares of common stock entitled to vote at a meeting at which a quorum is present. If you indicate “withhold authority to vote” for a particular nominee by entering the number of any nominee (as designated on the proxy card) below the pertinent instruction on the proxy card, your vote will not count either for or against the nominee. It is intended that, unless authorization to vote for one or more nominees for directors is withheld, proxies will be voted FOR the election of all of the nominees named in this Proxy Statement. The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the Common Stock represented at the Meeting and entitled to vote thereon to be approved.

How Do I Vote?

     If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     If you are a registered stockholder, you may vote by calling the telephone number listed on your proxy card or by using the Internet (http://www.proxyvote.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

     Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified on a proxy that is received, the proxy will be voted "FOR" each proposal set forth in this proxy statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company that the proxy is revoked, (2) by delivery, at the annual meeting or otherwise, of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

What are the Board’s Recommendations?

     If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

  FOR the election of each of the nominees for director; and

  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm.

     With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

     Yes, you may change or revoke your proxy at any time before the meeting:

  by delivery of a written statement to the Secretary of the Company that the proxy is revoked;

  by delivery, at the annual meeting or otherwise, of a subsequent proxy executed by the person executing the prior proxy; or

  by attendance at the annual meeting and voting in person.

     The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Do I Discontinue Receiving Duplicate Copies of Annual Reports?

     Our 2005 Annual Report and financial statements have been mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, or to ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, American Stock Transfer & Trust, toll-free at (877) 681-8027.

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US

GOVERNANCE OF THE COMPANY

Board of Directors

     We are currently managed by an eight-member Board of Directors consisting of Messrs. Bourne, Dawson, Hostetter, Huseman, Kropp, Kruse, McWilliams and Seneff. Mr. Seneff serves as Chairman. During the year ending December 31, 2004, the Board consisted of David M. West, Len W. Allen, Jr., G. Steven Dawson, John C. Deterding, Robert Gidel, James H. Kropp and Robert J. Stetson. On February 25, 2005, the Company completed the transactions contemplated by that definitive merger agreement entered into on August 9, 2004 (the “Merger Agreement”), between the Company and CNL Restaurant Properties, Inc., a Maryland corporation (“CNLRP”), whereby CNLRP was merged with and into the Company (the “Merger”), and the name of the Company was changed to Trustreet Properties, Inc. Pursuant to the transactions contemplated by the Merger Agreement, the Board, prior to the Merger, was expanded to thirteen (13) directors. In conjunction with the expansion, Messrs. Seneff, Bourne, Hostetter, Huseman, Kruse and McWilliams were appointed as directors by the Board. Following such appointment, Messrs. Allen, Deterding, Gidel and West resigned from the Board, effective at the effective time of the Merger. Mr. Stetson remained on the Board following the Merger and served until his resignation in February 2006. Messrs. Hostetter, Huseman and Kruse were all independent directors of CNLRP, and remain independent directors of the Company. Messrs. Dawson and Kropp are previous independent directors of the Company’s Board who remain independent directors of the Company’s Board. Messrs. Bourne and Seneff were directors of CNLRP, and Mr. McWilliams was the chief executive officer of CNLRP.

     Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members also have complete access to the Company’s management team and the independent auditors. The Board and each of the key committees – Audit, Compensation and Human Talent, Nominating and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. Our corporate governance guidelines and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE listing standards, each require that a majority of our Board of Directors be “independent directors,” as defined in the NYSE listing standards.

Corporate Governance Guidelines

     The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures designed to serve the long-term interests of our stockholders and further align the interests of management with our stockholders. The Board has adopted a set of corporate governance guidelines, which, along with the written charters for our Board committees described below, provide the framework for the Board’s governance of the Company. Our corporate governance guidelines are available both on our website at http://www.trustreet.com and in print to any stockholder who requests it.

Executive Sessions

     Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in separate executive sessions at least two times a year. Pursuant to our corporate governance guidelines, the lead independent director, currently J. Joseph Kruse, presides at all executive sessions of the Board of Directors.

Contacting the Board

     The Board has adopted a process whereby our stockholders can send communications to our directors. Any stockholder wishing to communicate directly with one or more directors may do so in writing addressed to the director or directors, c/o Trustreet Properties, Inc., 450 South Orange Avenue, Orlando, Florida 32801. All correspondence will be reviewed by the Company and forwarded directly to the addressee.

Code of Business Conduct

     Our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officers, are governed by our code of business conduct. The purpose of the Code of Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.

     Our code of business conduct is available on our website at http://www.trustreet.com and in print to any stockholder who requests it. If the Board amends or waives any provision of the Code of Business Conduct that apply to our directors, executive officers or employees, it will post such amendment or waiver to our website promptly following the date of the amendment or waiver.

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

     The persons named below have been nominated by the Board for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified. The table sets forth each nominee's name, age, principal occupation or employment during at least the last five years and directorships in other public corporations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES
DESCRIBED BELOW FOR ELECTION AS DIRECTORS

Name and Age	Background

Robert A. Bourne, 59

Mr. Bourne has served as a director and Vice Chairman of the Board of the Company since the Merger and had served as a director and Vice Chairman of the Board of CNLRP from May 1994 until the Merger. Mr. Bourne served as President of CNLRP from 1994 through February

1999. He also served as Treasurer of CNLRP from February 1999 through August 1999 and from May 1994 through December 1994. Mr. Bourne serves as Director and Vice-Chairman of CNL Hotels & Resorts, Inc., a public, unlisted real estate investment trust, and as a director, President and Treasurer of CNL Hospitality Corp., its external advisor. In addition, Mr. Bourne served as President from March 1998 to June 2002, and currently serves as Vice Chairman, Director and Treasurer of CNL Retirement Properties, Inc., a public, unlisted real estate investment trust, and as a director and Treasurer of its external advisor, CNL Retirement Corp. Mr. Bourne serves as a director, Vice Chairman and the Treasurer of CNL Income Properties, Inc., a public, unlisted real estate investment trust, and holds the same positions at CNL Income Corp., its advisor. Mr. Bourne also serves as a director of CNL Bank, an independent, state-chartered commercial bank. Prior to his retirement in June 2005, Mr. Bourne served as a director since 1992, Vice Chairman of the Board since February 1996, Secretary and Treasurer from February 1996 through 1997, and President from July 1992 through February 1996 of Commercial Net Lease Realty, Inc., a public real estate investment trust listed on the New York Stock Exchange. Mr. Bourne has participated as a general partner or co-venturer in over 100 real estate ventures involved in the financing, acquisition, construction, and leasing of restaurants, office buildings, apartment complexes, hotels, and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of Tax Manager in 1975.

G. Steven Dawson, 48

Mr. Dawson has served as a director of the Company since 2000 and served as chairman of the Audit Committee prior to the Merger. From 1990 until 2003, Mr. Dawson was the chief financial officer of Camden Property Trust (NYSE: CPT) or its predecessors, a large multifamily real estate investment trust, or REIT, based in Houston. He is currently a private investor who serves on the boards of five other real estate investment trusts: American Campus Communities, Inc. (NYSE: ACC), an Austin-based student housing company (audit committee chairman, compensation committee); AmREIT (AMEX: AMY), a Houston-based developer and owner of single- and multi-tenant retail properties (audit committee chairman, lead outside director, compensation committee and nominating/governance committee); Desert Capital REIT, Inc., a public, non-listed mortgage real estate investment trust based in Las Vegas (audit committee chairman); Medical Properties Trust (NYSE: MPW), a Birmingham-based medical property real estate investment trust (audit committee chairman, compensation committee); and Sunset Financial Resources, Inc. (NYSE: SFO), a Jacksonville, FL-based mortgage real estate investment trust (compensation committee). Since 1980, Mr. Dawson has served in various capacities with companies involved in the development, acquisition, financing, and management of commercial real estate, including land, office buildings, retail, apartments, student housing, restaurants, healthcare, and industrial facilities located on airports throughout the United States and internationally.

G. Richard Hostetter, Esq., 66

Mr. Hostetter has served as a director of the Company since the Merger and had served as an independent director of CNLRP from March 1995 to the Merger. Mr. Hostetter is currently the Manager and a Principal of Strategic Redevelopment Initiatives, LLC, a firm redeveloping residential real estate. Since September 1999, he has also been a principle of Century Capital Markets, LLC, a structured finance firm which, until Oct of 2005 also served as an advisor to two commercial paper conduits. From 1989 through 1998, Mr. Hostetter served as President and General Counsel of Mills, Ragland & Hostetter, Inc., the corporate general partner of MRH, L.P., a holding company involved in corporate acquisitions, in which he also was a general and limited partner. Mr. Hostetter was associated with the law firm of Miller and Martin of Chattanooga, Tennessee from 1966 through 1989, the last ten years of such association as a senior partner. As a lawyer, he served for more than 20 years as counsel for various corporate real estate groups, fast-food companies and public companies, resulting in his extensive participation in transactions involving the financing, sale, lease, and sale/leaseback of restaurant units. Mr. Hostetter is licensed to practice law in Tennessee and Georgia, although currently inactive.

Richard C. Huseman, 67

Dr. Huseman has served as a director of the Company since the Merger and had served as an independent director of CNLRP from March 1995 to the Merger. He received his Ph.D. from the University of Illinois. Dr. Huseman served as a professor at the University of Georgia for 26 years and as head of the Department of Management from 1976 to 1990. He is currently a professor in the College of Business Administration of the University of Central Florida, for which he also served as the Dean of the College of Business Administration from 1990 to 1995. Dr. Huseman also serves as Chief Executive Officer and President of Executive Development and Education, Inc., a firm that focuses on leadership development, executive coaching, and employee performance. Dr. Huseman has served as a consultant in the area of managerial strategies to a number of Fortune 500 corporations, including IBM, AT&T, Mobil, Exxon-Mobil, and 3M, as well as to several branches of the U.S. government, including the U.S. Department of Health and Human Services, the U.S. Department of Justice and the U.S. Marine Corps.

James H. Kropp, 57

Mr. Kropp has served as a director of the Company since June 2001 and, prior to the Merger, served as Chairman of the Company’s Special Committee as well as on its Compensation and Nominating and Corporate Governance committees. He has served as Senior Vice President of Investments for Gazit Group USA, Inc., a real estate investment firm, since January 2006. In addition, Mr. Kropp serves as a director of Madison Park Real Estate Investment Trust, a non-public real estate investment trust (“REIT”), and director and Chairman of the Compensation Committee of PS Business Parks, Inc., a public REIT traded on the American Stock Exchange. Mr. Kropp was employed at Christopher Weil & Company, Inc. (“CWC”) from 1994 to 2004 and served lastly as Managing Director. Mr. Kropp also served as Manager of Realty Enterprise Funds from 1998 to 2006. Mr. Kropp started his career on the audit staff of Arthur Young & Company (now Ernst &

Young) in New York from 1973 to 1980. He then served as chief accounting officer and then chief financial officer of Morgan Stanley Realty Inc. as well as chief financial officer of Harlon-East Properties Inc., a privately-held real estate developer.

J. Joseph Kruse, 73

Mr. Kruse has served as a director of the Company since the Merger and had served as an independent director of CNLRP from March 1995 to the Merger. Mr. Kruse currently serves as lead independent director. He has been President and Chief Executive Officer of Kruse & Co., Inc., a merchant banking company engaged in real estate, since 1993. Formerly, Mr. Kruse was a Senior Vice President with Textron, Inc. for twenty years, and then became a partner and served as Senior Vice President at G. William Miller & Co., a firm founded by a former Chairman of the Federal Reserve Board and the Secretary of the Treasury of the United States. Mr. Kruse did evaluations of commercial real estate and retail shopping mall projects and continues to be a partner and serve as Senior Advisor to the firm. He also serves presently as a Senior Advisor to Process Sensors Corporation, Blue Water Venture Capital, and serves as Chairman of Topsider Building Systems.

Curtis B. McWilliams, 50

Mr. McWilliams has served as president and chief executive officer of the Company since the Merger. Mr. McWilliams also has served on the company’s Board of Directors since the Merger. Prior to the Merger, Mr. McWilliams served as president and co-chief executive officer of CNLRP from May 2001 to September 2003. He began serving as president and chief executive officer from September 2003 to the Merger. He also served as president and chief executive officer of CNL Restaurant Capital, LP, as well as a director. Previously, Mr. McWilliams was with Merrill Lynch for more than 13 years. The majority of his career at Merrill Lynch was in the Investment Banking Division where he served as managing director in the Corporate Banking Group. Mr. McWilliams serves as the chairman of the Young Life Foundation, an international ministry to high school and middle school students, and he is a member of the Board of Trustees of the Orlando Museum of Art. Mr. McWilliams received his BSE in chemical engineering from Princeton University and his MBA with a concentration in finance from the University of Chicago.

James M. Seneff, Jr., 59

Mr. Seneff has served as the Chairman of the Company’s Board of Directors since the Merger and had served as the Chairman of the Board of CNLRP since 1994, and as Chief Executive Officer of CNLRP from 1994 through August 1999 and as co-Chief Executive Officer from December 2000 to August 2003. Mr. Seneff served as Chairman of the Board and Chief Executive Officer of CNLRP's Advisor until its merger with a subsidiary in September 1999, and in June 2000 was re-elected to those positions of the Advisor. He is also chairman of the board of CNLBank and is chairman of the board and chief executive officer of CNL Financial Group, Inc. Mr. Seneff founded CNL Financial Group, Inc. in 1973 and has guided the company over the past 30 years. With $13 billion in assets currently under management, CNL is one of the nation’s largest, privately held real estate investment, development and finance companies. Mr. Seneff also serves as Chairman of the Board since 1997 and Chief Executive Officer from 1997 to 2003, and from 2003 to 2005 as Co-Chief Executive Officer of CNL Hospitality Corp., the Advisor to CNL Hotels & Resorts, Inc. He currently serves as Director and Chairman of CNL Hotels & Resorts, Inc. and CNL Income Properties, Inc. In addition, he served as CEO from March 1998 to August 2003, and currently serves as Director and Chairman of CNL Retirement Properties, Inc. Mr. Seneff also serves as the Chairman of the Board since 1997 and as Chief Executive Officer from 1997 to 2003 of CNL Retirement Corp., the Advisor to CNL Retirement Properties, Inc. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past chairman of the State of Florida Investment Advisory Council, which advises the state of Florida retirement system. He is a former member of the Florida State University Foundation’s Board of Directors. Currently, Mr. Seneff serves as chairman of the Governor’s Council for the Economic Development Commission and vice chairman of the Board of Directors for the Orlando Performing Arts Center. He is a member of the Board of Overseers of the Crummer Graduate School of Business at Rollins College and a resident member of The Florida Council of 100. He also serves as a board member for Atlantic Blue Trust, Inc. and is a member of The Alexis de Tocqueville Society of the Heart of Florida United Way. Mr. Seneff is a member of the Board of Trustees of United Arts of Central Florida, Inc., the Board of Directors of Orlando Regional Healthcare and a number of other non-profit organizations. He is a graduate of Florida State University with a B.S. in Business Administration. He lives in Winter Park, Florida, with his wife, Dayle, and has five children and four grandchildren.

     In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board may recommend.

Independence of Directors

     The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that Messrs. Dawson, Kropp, Hostetter, Huseman and Kruse, representing a majority of our Board, qualify as independent directors. The Governance and Nominating Committee made its recommendation based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Governance and Nominating Committee consulted with the Company’s counsel to ensure that its recommendation would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.

Meetings of the Board

     The Board of Directors met six times in the fiscal year ended December 31, 2005. During fiscal year 2005, all members of the Board of Directors attended at least 75% of the meetings of (i) the Board and (ii) the committees of the Board that each was eligible to attend. Our corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board meetings on a consistent basis. The Company does not have a policy regarding attendance by directors at the Company’s annual meeting of stockholders. Seven directors attended the Company’s 2005 annual meeting of stockholders.

Audit Committee

     General. The Board has established an Audit Committee which is governed by a written charter, the current copy of which is available both on our website at http://www.trustreet.com and in print to any stockholder who requests it. Among the duties, powers and responsibilities of the Audit Committee as provided in its charter, the Audit Committee:

  has sole power and authority concerning the engagement and fees of independent public accountants;

  reviews with the independent accountants the plans and results of the audit engagement;

  pre-approves all audit services and permitted non-audit services provided by the independent public accountants;

  reviews the independence of the independent public accountants;

  reviews the adequacy of our internal control over financial reporting; and

  reviews accounting, auditing and financial reporting matters with our independent accountants and management.

     Independence, Meetings and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, which we refer to as the Exchange Act, and the NYSE listing standards. During the year ended December 31, 2005, the Audit Committee met five times with an additional two telephonic meetings. The Audit Committee consists of Messrs. Kruse, Kropp and Huseman, with Mr. Kruse serving as Chairman. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that Mr. Kropp qualifies as an “audit committee financial expert” as that term is defined in the Exchange Act.

Governance and Nominating Committee

     General. The Board has established a Governance and Nominating Committee, which is governed by a written charter, the current copy of which is available on our website at http://www.trustreet.com and in print to any stockholder who requests it. As provided in the Governance and Nominating Committee charter, the Governance and Nominating Committee:

  identifies and recommends to the Board individuals to stand for election and reelection to the Board at our annual meeting of stockholders and to fill vacancies that may arise from time to time;

  develops and makes recommendations to the Board for the creation and ongoing review and revision of, a set of effective corporate governance principles that promote our competent and ethical operation and a policy governing ethical business conduct of our employees and directors; and

  makes recommendations to the Board as to the membership of committees of the Board.

     Selection of Director Nominees. Our corporate governance guidelines provide that the Governance and Nominating Committee will endeavor to identify individuals to serve on the Board who have expertise that is useful to us and complementary to the background, skills and experience of other Board members. The Governance and Nominating Committee’s assessment of the composition of the Board includes (a) skills – business and management experience, real estate experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) character – ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition – diversity, age and public company experience. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement has been recommended by the Governance and Nominating Committee and approved by the Board of Directors for inclusion on the attached proxy card.

     The Governance and Nominating Committee also considers director nominees recommended by stockholders. See the section of this proxy statement entitled “PROPOSALS FOR NEXT ANNUAL MEETING” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

     Independence, Meetings and Composition. The NYSE listing standards require that the Governance and Nominating Committee consist solely of independent directors. During the year ended December 31, 2005, the committee met five times. The Governance and Nominating Committee consists of Messrs. Hostetter, Kruse and Dawson, with Mr. Hostetter serving as Chairman. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Governance and Nominating Committee are “independent” as that term is defined in the NYSE listing standards.

Compensation and Human Talent Committee

     General. The Board of Directors has established a Compensation and Human Talent Committee, which is governed by a written charter, a copy of which is available both on our website at http://www.trustreet.com and in print to any stockholder who requests it. The Compensation and Human Talent Committee is responsible for:

  approving and evaluating the compensation plans, policies and programs for our executive officers and directors;

  approving all awards to any employees and directors under our equity incentive plan; and

  overseeing the Company’s Work Place of Choice Committee.

     Independence, Meetings and Composition. The NYSE listing standards require that the Compensation and Human Talent Committee consist solely of independent directors. During the year ended December 31, 2005, the Compensation and Human Talent Committee met six times. The Compensation and Human Talent Committee consists of Messrs. Huseman, Kruse, Hostetter, Kropp and Dawson, with Mr. Huseman serving as Chairman. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Compensation and Human Talent Committee are “independent” as that term is defined in the NYSE listing standards.

Compensation of Directors

     During the year ended December 31, 2005, the Company paid each non-employee director a $25,000 annual retainer fee. Directors who are employees of the Company will not be paid any director’s fees. Directors also will receive $1,500 for each Board meeting physically attended, $1,000 for each Board meeting attended via telephone and $1,000 for each Committee meeting attended. Each director also received 2,707 shares of restricted stock on March 17, 2006. These restricted shares vest fully on the first anniversary of the date of grant. In addition, the Audit Committee Chairman will receive an additional $10,000 retainer fee, the Compensation and Human Talent Committee Chairman will receive an additional $7,500 retainer fee and the Governance and Nominating Committee Chairman will receive an additional $6,000 retainer fee. The Company is also authorized to reimburse all directors for their travel expenses incurred in connection with attending meetings and their activities on behalf of the Company.

Executive and Senior Officers

     Set forth below is the name of each executive or senior officer of the Company, the principal positions and offices he or she holds with the Company and a brief description of that person’s business experience during the past five years:

Name	Title
Curtis B. McWilliams	President and Chief Executive Officer
Steven D. Shackelford	Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer
Michael T. Shepardson	Executive Vice President
T. Glenn Kindred, Jr.	Senior Vice President
Rosemary Q. Mills	Senior Vice President
John L. Farren	Senior Vice President
Ixchell C. Duarte	Senior Vice President

The background of Mr. McWilliams is described at “PROPOSAL I – ELECTION OF DIRECTORS – Nominees.”

Steven D. Shackelford, 42

Mr. Shackelford has served as Chief Financial Officer, Executive Vice President, Chief Operating Officer and Secretary of the Company since the Merger. He had served as Executive Vice President and Chief Operating Officer of CNLRP from September 2003 to the Merger. Mr. Shackelford had also served as Chief Financial Officer of CNLRP from January 1997 to the Merger. He served as Senior Vice President of CNLRP from January 1997 until July 2000, when he was promoted to Executive Vice President. He also served as Secretary and Treasurer of CNLRP from September 1999 to the Merger and served as Chief Financial Officer of CNLRP’s advisor from September 1996 until its merger into a subsidiary of CNLRP in September 1999. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of Price Waterhouse where he was responsible for advising foreign clients seeking to raise capital by gaining access to capital markets located in the United States. From August 1992 to March 1995, he was a manager in the Paris, France office of Price Waterhouse, serving several multi-national clients. Mr. Shackelford was an audit staff and senior from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr. Shackelford is a certified public accountant.

Michael T. Shepardson, 45

Mr. Shepardson has served as an executive vice president of the Company since the Merger. In this capacity he oversees the three core business segments of the Company represented by sale/leaseback financing originations, investment property sales and strategic advisory services. Prior to the Merger, Mr. Shepardson was executive vice president of CNL Restaurant Capital Corp. Mr. Shepardson also served as president and chief operating officer of CNL Advisory Services, LLC. Mr. Shepardson was responsible for planning the business and growth of CNL Advisory Services, LLC including expansion into other lines of business. Prior to joining CNL in September 1998, Mr. Shepardson was managing director, corporate finance for CMC, Ltd, the most tenured and recognized financial and marketing boutique in the promotional products and direct marketing sectors. In this capacity, he managed all aspects of the firm’s national M&A and financial consulting engagements in these rapidly consolidating sectors. Mr. Shepardson also has extensive marketing, sales, underwriting and consulting background having served in a number of capacities with increased responsibility in a super-regional bank based in the southeast. Mr. Shepardson received both his Bachelors of Arts (political science) and MBA with a concentration in finance from the University of Notre Dame. As part of his MBA curriculum, he studied at both the London Business School and the London School of Economics.

T. Glenn Kindred, Jr., 40

Mr. Kindred has served as senior vice president of real estate for the Company since the Merger. Prior to the Merger, Mr. Kindred served as senior vice president of asset management and vice president and underwriting manager of CNLRP , where he was responsible for managing property management and dispositions as well as evaluating the structure and credit worthiness of all acquisitions by the company. Prior to joining CNLRP in 1998, Mr. Kindred worked in commercial real estate acquisition and underwriting roles for Bank of America and SunTrust as well as Lehman Brothers Global Finance. With fifteen years of experience in commercial real estate management and finance, Mr. Kindred holds the Certified Commercial Investment Member (CCIM) designation and is a licensed real estate broker.

Rosemary Q. Mills, 47

Ms. Mills has served as a senior vice president for the Company since the Merger. Her primary responsibilities include strategic planning for the organization and its capital markets activities, tax planning and compliance, and legal compliance. Between July 2003 and January 2005, she served as chief financial officer for CNL Capital Management, Inc. where she led financial reporting and planning for CNL’s 18 Income Funds and 9 other CNL funds. Prior to working with CNL Capital Management, she was senior vice president of finance & strategic planning with CNLRP. Prior to joining CNLRP in 2000, she spent seven years with a private, pharmacy management consulting practice, initially as director of finance and progressing to president in 1997. Ms. Mills is a Certified Public Accountant and practiced in the Orlando office of Ernst & Young between 1981 and 1993 advancing to senior manager of tax. She is currently a member of the American Institute of CPAs and the Florida Institute of CPAs. She graduated magna cum laude with a BSBA in Accountancy from the University of Central Florida in 1981, and has served on its Accounting Advisory Board.

John L. Farren, 58

Mr. Farren has served as a senior vice president of operations for the Company since the Merger. Mr. Farren held the same role with CNLRP from January 2004 to the Merger. His responsibilities include management of the transaction management, business systems, lease and loan servicing and legal compliance departments. Before coming to CNL in 1997, Mr. Farren worked in the Orlando field office of Banc Boston Mortgage Corporation (BBMC) for more than 20 years. He was vice president of the income-property loan division for most of that time. During his tenure at BBMC Mr. Farren was involved in many aspects of the mortgage banking business including appraisal of income producing properties, property management, loan servicing, and underwriting of loan transactions. Mr. Farren is a licensed real estate broker, licensed mortgage banker, and has held a building contractor’s license. Mr. Farren received his Bachelors of Science and MBA in real estate and finance from the University of Florida. He served his country for eight years on active duty, and as a United States Army Reserve officer, reaching the rank of Captain.

Ixchell C. Duarte, 39

Mrs. Duarte has served as a senior vice president and the chief accounting officer for the Company since the Merger. Prior to the Merger, Ms. Duarte served as senior vice president and corporate controller of CNLRP, commencing in June 2002. She served as senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. from June 2000 through May 2002, and also served as vice president and controller of CNL Fund Advisors, Inc. from July 1998 through May 2000. From August 1990 through September 1995, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of PricewaterhouseCoopers, where she serviced numerous CNL entities. From September 1988 through July 1990, she served as audit staff in the New York office of KPMG Peat Marwick. Ms. Duarte received a Bachelors of Science in accounting from the Wharton School of the University of Pennsylvania in 1988 and is a Certified Public Accountant.

Executive Compensation

     The following table sets forth the annual and long-term compensation earned by the Company's Chief Executive Officer and the next most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 2005, 2004 and 2003.

						Long-Term
						Compensation
	Annual Compensation					Awards

					Other Annual	Restricted	All Other
Name and Principal Position	Year		Salary ($)	Bonus ($)	Compensation	Stock Awards	Compensation ($)
					($)(1)	($)(2)

Curtis B. McWilliams	2005	(3)	404,597	450,434(4)	175,000	452,911	---
Chief Executive Officer	2004	(5)	339,691	188,125	---	---	---
	2003	(5)	300,000	95,000	---	---	---

Robert J. Stetson(6)	2005		38,462	---	---	---	500,000(7)
Chief Executive Officer	2004		259,616	100,000	---	---	---
	2003		250,000	400,000	---	---	---

Steven D. Shackelford	2005	(3)	356,732	328,662(4)	121,058	313,329	---
Executive Vice President, Chief	2004	(5)	284,808	135,938	---	---	---
Operating Officer, Chief	2003	(5)	248,077	109,375	---	---	---
Financial Officer, Secretary and
Treasurer

Michael T. Shepardson	2005	(3)	265,001	298,662(4)	121,058	313,329	---
Executive Vice President	2004	(5)	259,615	92,062	---	---	---
	2003	(5)	250,000	---	---	---	---

T. Glenn Kindred, Jr.	2005	(3)	184,791	139,688(4)	41,714	107,985	---
Senior Vice President	2004	(5)	160,500	55,000	---	---	---
	2003	(5)	140,000	40,000	---	---	---

 ________________________________________

(1) Represents cash payments for the purpose of paying tax liabilities with respect to grants of common stock.

(2) Messrs. McWilliams, Shackelford, Shepardson and Kindred were awarded 29,070, 20,111, 20,111 and 6,931 shares, respectively, of restricted common stock in 2005, which had a value of $425,003, $294,023 $294,023 and $101,331, respectively, based on a closing share price of $14.62 on the New York Stock Exchange on December 30, 2005. The amounts reflected in this column are based on the closing price of $15.58 per share on March 23, 2005, the grant date. The restricted stock reported in this table was the only restricted stock held by the executive officers of the Company on December 31, 2005. The restricted stock awarded is subject to forfeiture and vests ratably over five years. Recipients are eligible to receive distributions paid on the unvested shares.

(3) Includes compensation paid by CNLRP for the period from January 1, 2005 to February 24, 2005 and compensation paid by the Company for the period from February 25, 2005 to December 31, 2005.

(4) Includes grants of 18,895, 13,072, 13,072 and 4,505 shares of common stock to Messrs. McWilliams, Shackelford, Shepardson and Kindred, respectively. Based on the closing price of $15.58 per share on the New York Stock Exchange on March 23, 2005, the grant date, such grants had a value of $294,384, $203,662, $203,662 and 70,188, respectively.

(5) Represents compensation paid by CNLRP for service as an officer of CNLRP.

(6) Mr. Stetson served as Chief Executive Officer of the Company until February 25, 2005.

(7) Represents severance payment upon departure from office pursuant to Mr. Stetson’s employment agreement.

Option Grants

     No options were granted to the Company’s named executive officers during the fiscal year ended December 31, 2005 under the Company’s Flexible Incentive Plan that the Company’s stockholders approved in 1998 and amended in 1999 and that the Board amended in 2006.

Option Exercises and Year-End Option Values

     There were no option exercises during the 2005 fiscal year and there are no unexercised options at December 31, 2005 that are held by the Company’s named executive officers.

Long-Term Incentive Plans — Awards in Last Fiscal Year

     There were no long-term incentive plan awards made in 2005 to the Company’s named executive officers. The Company’s named executive officers received only restricted stock awards in 2005, the value of which is included in the Summary Compensation Table above.

Executive Employment Contracts

     Effective as of the Merger, the Company assumed existing employment agreements between each of Messrs. McWilliams, Shackelford and Shepardson and CNL Restaurant Capital GP Corp., a wholly owned subsidiary of CNLRP. The terms of the agreements are substantially similar. The initial term of each agreement commenced on September 1, 2002 for period ending December 31, 2005, and is renewable for one-year terms upon notice by the Company. Each agreement provides that, upon termination by the Company without cause or upon the resignation of the executive for good reason, the Company will pay the executive a cash payment over a two-year period equal to two times his base salary in effect on the date of his termination, plus a lump sum payment equal to any accrued but unpaid base salary, vacation and unreimbursed expenses due to the executive as of the date of the termination. Each agreement includes in its definition of “good reason,” among other things, an assignment of the agreement without the executive’s consent, the failure of a successor to the Company’s business to assume the executive’s agreement, or a change in control of the Company resulting in a breach of the executive’s agreement. Each agreement provides that if the executive terminates his employment due to a change in control, the executive will receive a lump sum cash payment equal to his base salary in effect on the date of his termination in addition to any other payments to which he is entitled. In the event the Company terminates the executive’s employment due to his death or disability, the Company is obligated to provide the executive or his estate a lump sum equal to twelve months of his base salary. Finally, in the event that the executive’s employment terminates naturally on the termination date of the agreement, the Company shall have the election of paying the executive a cash payment over a two-year period equal to two times his base salary in effect on the termination date.

     Effective as of the Merger, the Company assumed an existing employment agreement between Mr. Kindred and CNL Restaurant Investments, Inc., a wholly owned subsidiary of CNLRP. The initial term of the agreement commenced on January 1, 2004 for period ending December 31, 2004, and is renewable for one-year terms upon notice by the Company. The agreement provides that, upon termination by the Company without cause or upon the resignation of the executive for good reason, the Company will pay the executive a cash payment over a one-year period equal to his base salary in effect on the date of his termination, plus a lump sum payment equal to any accrued but unpaid base salary, vacation and unreimbursed expenses due to the executive as of the date of the termination. The agreement includes in its definition of “good reason,” among other things, the failure of a successor to the Company’s business to assume the executive’s agreement or a change in control of the Company resulting in a breach of the executive’s agreement. In the event the Company terminates the executive’s employment due to his death or disability, the Company is obligated to provide the executive or his estate a lump sum equal to twelve months of his base salary. Finally, in the event that the executive’s employment terminates naturally on the termination date of the agreement, the Company shall have the election of paying the executive a cash payment over a one-year period equal to his base salary in effect on the termination date.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2005 regarding equity compensation plans approved by the stockholders and equity compensation plans that were not approved by the stockholders. The only equity compensation plan that the Company maintains is its Flexible Incentive Plan, which was approved by the Company’s stockholders. Set forth below is certain information as of December 31, 2005 with respect to that plan.

	Number of		Number of securities
	securities to be	Weighted average	remaining available
	issued upon exercise	exercise price of	for future issuance
	of outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected
Plan category	and rights (a) (#)	and rights ($)	in column (a))	(#)(1)

Equity compensation plans approved by security holders	12,000	14.36	203,352

Equity compensation plans not approved by security holders	---	---	---

Total	12,000	14.36	203,352
________________________________________

(1) Pursuant to the terms of the Company’s Flexible Incentive Plan, the maximum number of shares potentially available for issuance under the plan equals 4.9% of the Company’s issued and outstanding shares of common stock. As of December 31, 2005, the Company had reserved for issuance under the Flexible Incentive Plan only the shares reported in the above table.

     There are no other options, warrants or other rights to purchase securities of the Company issued or issuable under any equity compensation plan, other than options to purchase common stock under the Company’s Flexible Incentive Plan.

COMPENSATION AND HUMAN TALENT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act except to the extent that the Company incorporated it by specific reference.

Overview

     The Compensation and Human Talent Committee (the “Committee”) is responsible for the general compensation policies of the Company and, in particular, is responsible for setting and administering the policies that govern executive compensation. The Committee evaluates the performance of management and determines the compensation levels for all executive officers.

     The primary objectives of the Company’s compensation policies and programs are to:

  attract and retain key executives,
  reward performance by the executives
  administer the Company’s Flexible Incentive Plan and
  oversee the Company’s Workplace of Choice Committee.

     The Committee consists of Messrs. Dawson, Hostetter, Huseman, Kropp and Kruse with Dr. Huseman serving as Chairman. All of the members are “independent” as that term is defined in the NYSE listing standards.

     The process of determining executive compensation is inherently subjective but, in general, the Committee has determined that the Company’s total compensation should be at least at the 50th percentile of the market. Individual pay levels will be based on individual responsibilities and performance and incentive compensation will be structured in a way that aligns the financial incentives of executives with those of the Company’s stockholders. In reviewing the compensation of the Company’s executive officers, the Committee relies on comparisons with a basket of real estate investment trusts that are in the net leased properties business. These comparisons are completed through an analysis of data in various public filings and other studies.

     The Committee currently uses as its primary elements of executive officer compensation; base salary, annual cash bonus and restricted stock awards.

Salaries

     Base salaries for the executive officers are reviewed annually and adjusted based on the recommendations of the Company’s Chief Executive Officer following his review of the individual’s performance with respect to Company and individual performance objectives and base salaries of similar positions in comparable companies within the industry.

     The Committee takes the Chief Executive Officer’s recommendations into consideration, and makes its own determination based in part on its own evaluation of compensation paid by comparable real estate investment trusts, the performance of the Company relative to its peers, and the individual performance of the executive officer.

     In 2005, the Committee, ahead of the Merger, engaged a consultant to review the base salaries, target bonus level and stock awards appropriate for the combined companies.

Annual Bonuses

     Annual cash bonuses are awarded on a discretionary basis and reflect both Company and individual performance. In February of 2005, the Committee established standards for determining the overall bonus pool for all eligible employees, including the Executive Officers. The formula incorporated a number of key performance indicators, quantitative measures of the Company’s performance during 2005 including:

  FFO per share performance
  Vacancy rate
  Originations volume
  FFO performance of the TRS activity
  Human talent metrics
  Compliance with Section 404 standards.

     At the close of the fiscal year, the Committee used this formula to calculate the size of the bonus pool based on the actual performance of the Company compared with minimum levels. The Committee then determined the individual awards to all eligible employees, including the Executive Officers, based on criteria including individual performance and recommendations from management.

     The bonuses awarded for 2005 to the Executive Officers reflect the Company’s achievements in its Originations and TRS activities and the successful integration of the merged companies during the course of the year, individual performance and responsibility and peer company comparisons.

Restricted Stock Awards

     The Committee’s general policy is to make restricted stock awards under the Company’s Flexible Incentive Plan to Executive Officers as part of their total compensation package in order to provide a retention incentive and to align the interests of the executive officer with those of the Company’s stockholders, by providing him or her with a financial interest in both the dividend paying capacity and the potential growth of the stock price of the Company. Restricted stock awards are generally subject to vesting over five years.

     The Company awarded an aggregate of 93,264 shares of stock with no vesting period to its employees on February 25, 2005, in recognition of services up until the Merger of which 49,544 shares of stock were awarded to Executive Officers. The criteria used in determining the size of each Executive Officer’s award of the total share pool included the Committee’s review of the total compensation package offered to each such officer, the lack of past equity awards to each Executive Officer, and equity awards made to officers at the comparable companies.

     The Company awarded an aggregate of 153,491 shares of restricted stock to its employees February 24, 2006 in recognition that the Company achieved certain performance related to specific metrics including total return relative to total return for an index of comparable companies. Of this total amount, 106,739 shares were awarded to Executive Officers.

CEO Compensation

     With respect to setting the base salary of the Chief Executive Officer, the Committee considers a number of factors, the most important of which are the level of compensation paid to chief executive officers of the comparable group of real estate investment trusts.

     In determining the portion of the bonus pool to be paid to the Chief Executive Officer for 2005, the Committee evaluated his contribution with respect to the key performance indicators used to determine the total pool amount.

     The Committee awarded Mr. McWilliams 29,070 shares of common stock of the Company in February 24, 2005 based on the successful completion of the Merger. The Committee also awarded Mr. McWilliams 33,829 shares of restricted Common Stock, on February 25, 2006, for 2005 total return performance compared with the basket of comparable real estate investment trusts. These shares are subject to vesting over a five year period, based on continued service with the Company. The Committee believes this award is reasonable and not excessive, in light of the total compensation package offered to Mr. McWilliams, and equity awards made to chief executives of comparable companies.

Section 162(m)

     The Committee adjusted the key performance indicators on which annual cash bonuses and restricted common stock awards will be based for the year 2006 at its meetings on February 23, 2005 and March 3, 2006.

     The Company intends that compensation paid to its executive officers will be deductible under Section 162(m) of the Internal Revenue Code.

Compensation and Human Talent Committee

Richard C. Huseman
J. Joseph Kruse
G. Richard Hostetter
James H. Kropp
G. Steven Dawson

Compensation and Human Talent Committee Interlocks and Insider Participation

     None of Messrs. Huseman, Kruse, Hostetter, Kropp and Dawson is a current or former officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves or has served as a board member or compensation committee member of any other entity for which one of the members of the Company’s Compensation and Human Talent Committee or any other director serves or has served as an executive officer.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company common stock with the cumulative total return of the S&P 500 Index, the Russell 2000 Index and the National Association of Real Estate Investment Trusts All Equity REIT Index, assuming the investment of $100 on December 31, 2000 and the reinvestment of dividends.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Trustreet Properties, Inc.	100.00	164.45	174.46	230.00	263.50	238.60
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
NAREIT All Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39

Source: SNL Financial LC, Charlottesville, VA (434) 977-1600
© 2006

AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act, except to the extent that the Company incorporates it by specific reference.

     Duties, Powers and Responsibilities. Management is responsible for the Company’s financial statements, internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter and that charter is available both on our website at http://www.trustreet.com and in print to any stockholder who requests it. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

  has sole power and authority concerning the engagement and fees of independent accountants;

  reviews with the independent accountants the scope of the annual audit and the audit procedures to be utilized;

  pre-approves audit and permitted non-audit services provided by the independent accountants;

  reviews the independence of the independent accountants;

  reviews the adequacy of the Company’s internal accounting controls; and

  reviews accounting, auditing and financial reporting matters with the Company’s independent accountants and management.

     Review and Discussions with Management and Independent Accountants. In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), issues regarding accounting and auditing principles and practices and the adequacy of internal controls that could significantly affect the Company’s financial statements.

     The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

     Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee

J. Joseph Kruse
James H. Kropp
Richard C. Huseman

SECURITY OWNERSHIP

     The following table sets forth, as of April 3, 2006, the number and percentage of shares of Company common stock beneficially owned by (i) each person or entity known by the Company to own beneficially 5% or more of the outstanding Company common stock, (ii) the named officers, (iii) the directors, and (iv) all executive officers and directors as a group. Unless otherwise noted below, the persons named in the table have the sole voting and sole investment power with respect to each of the shares beneficially owned by them. The address of the named officers and directors, unless otherwise noted, is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

	Number of		Percent of
	Company Shares		Company
Name and Address of Beneficial Owner	Beneficially Owned		Shares Outstanding
James M. Seneff, Jr.	5,057,801	(2)	7.4%

Robert A. Bourne	978,388	(3)	1.4%

Curtis B. McWilliams	388,107	(4)	(1)

Steven D. Shackelford	91,270	(5)	(1)

Michael T. Shepardson	85,038	(6)	(1)

T. Glenn Kindred, Jr.	21,890	(7)	(1)

G. Steven Dawson	23,671	(8)	(1)
3555 Maranatha Drive
Sugar Land, Texas 77479

G. Richard Hostetter	20,699	(9)	(1)
SunTrust Bank of Chattanooga, N.A.
P.O. Box 1638
Mail Code M0321
Chattanooga, Tennessee 37401

James H. Kropp	16,223	(10)	(1)
1746 NE Miami Gardens Drive – Box 199
N Miami Beach, Florida 33179

J. Joseph Kruse	15,016	(11)	(1)
PMB 209
6252 Commercial Way
Weeki Wachee, Florida 34613

Richard C. Huseman	11,588	(12)	(1)
3504 Lake Lynda Drive, Suite 100A
Orlando, Florida 32817

Robert J. Stetson	357,340		(1)
6800 Del Norte #238
Dallas, TX 75225

All executive officers and directors as
a group (11 persons)(13)	6,706,859	9.7%
________________________________________
(1) Less than 1%

(2) Includes shares of Series C preferred stock directly owned by Mr. Seneff and convertible into 190,951 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes shares indirectly owned by Mr. Seneff through CNL Financial Group, Inc., a Florida corporation and wholly owned subsidiary of CNL Holdings, Inc., a Florida corporation wholly owned by Mr. Seneff and his wife, 3,250,582 shares of Company common stock and shares of Series C preferred stock convertible into 861,257 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. In addition, Mr. Seneff indirectly owns through his 49.5% ownership interest in J&R Investments, Inc., which is the General Partner of J&R Investments of Orlando, LTD, 2,129 shares of Company common stock, shares of Series C preferred stock convertible into 564 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock, and shares of Series A preferred stock convertible into 139 shares of Company common stock at any time at a conversion ratio of 0.9384 shares of Company common stock for each share of Series A preferred stock. There is no expiration date for these conversion rights. As J&R Investments of Orlando, Ltd., directly owns them, Mr. Seneff disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Seneff also indirectly owns through the James M. Seneff, Jr. Irrevocable Trust #1 14,274 shares of Company common stock and shares of Series C preferred stock convertible into 3,782 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. As the trust directly owns them, Mr. Seneff disclaims beneficial ownership of these shares. Mr. Seneff also indirectly owns through the James M. Seneff, Jr. Irrevocable Trust #2 6,488 shares of Company common stock and shares of Series C preferred stock convertible into 1,718 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. As the trust directly owns them, Mr. Seneff disclaims beneficial ownership of these shares. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Seneff has the right to vote, but not to dispose.

(3) Includes shares of Series C preferred stock directly owned by Mr. Bourne convertible into 198,618 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock and shares of Series A preferred stock directly owned by Mr. Bourne convertible into 70 shares of Company common stock at any time at a conversion ratio of 0.9384 shares of Company common stock for each share of Series A preferred stock. There are no expiration dates for these conversion rights. In addition, Mr. Bourne indirectly owns 2,129 shares of Company common stock, shares of Series C preferred stock convertible into 564 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock and shares of Series A preferred stock convertible into 139 shares of Company common stock at any time at a conversion ratio of 0.9384 shares of Company common stock for each share of Series A preferred stock through his 49.5% ownership interest in J&R Investments, Inc. which is the General Partner of J&R Investments of Orlando, Ltd. As J&R Investments of Orlando, Ltd. directly own these shares, Mr. Bourne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. In addition, Mr. Bourne indirectly owns 15,361 shares of Company common stock and shares of Series C preferred stock convertible into 4,069 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock through the Robert A. Bourne Irrevocable Trust #1. As the trust directly owns them, Mr. Bourne disclaims beneficial ownership of these shares. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Bourne has the right to vote, but not to dispose. Mr. Bourne is deemed to own indirectly 2,585 shares of common stock through his son. Mr. Bourne disclaims beneficial ownership of such shares.

(4) Includes shares of Series C preferred stock directly owned by Mr. McWilliams convertible into 64,160 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 57,085 shares of unvested restricted stock with respect to which Mr. McWilliams has the right to vote, but not to dispose.

(5) Includes shares of Series C preferred stock directly owned by Mr. Shackelford convertible into 5,456 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 48,126 shares of unvested restricted stock with respect to which Mr. Shackelford has the right to vote, but not to dispose.

(6) Includes shares of Series C preferred stock directly owned by Mr. Shepardson convertible into 4,793 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 46,813 shares of unvested restricted stock with respect to which Mr. Shepardson has the right to vote, but not to dispose.

(7) Also includes 15,694 shares of unvested restricted stock with respect to which Mr. Kindred has the right to vote, but not to dispose.

(8) Includes shares of Series A preferred stock directly owned by Mr. Dawson convertible into 5,161 shares of Company common stock at a conversion ratio of 0.9384 shares of Company common stock for each share of Series A preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Dawson has the right to vote, but not to dispose.

(9) Includes shares of Series C preferred stock directly owned by Mr. Hostetter convertible into 2,613 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Hostetter has the right to vote, but not to dispose.

(10) Includes options directly owned by Mr. Kropp to purchase 4,000 shares of Company common stock at an exercise price of $12.23 per share. These options are exercisable at any time and will expire on June 5, 2011. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Kropp has the right to vote, but not to dispose.

(11) Includes shares of Series C preferred stock directly owned by Mr. Kruse convertible into 2,051 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Kruse has the right to vote, but not to dispose.

(12) Includes shares of Series C preferred stock directly owned by Mr. Huseman convertible into 1,333 shares of Company common stock at any time at a conversion ratio of 1.28205 shares of Company common stock for each share of Series C preferred stock. There is no expiration date for this conversion right. Also includes 2,707 shares of unvested restricted stock with respect to which Mr. Huseman has the right to vote, but not to dispose.

(13) Does not include Robert J. Stetson.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Reporting Persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for the last  fiscal year, the Company believes that, except as specified in the following sentence, all its officers, directors, and greater than 10 percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2005. Robert J. Stetson, at the time a director of the Company, filed one late Form 4 relating to four transactions.

CERTAIN TRANSACTIONS

     On February 25, 2005, the Company issued approximately 22. 6 million shares of common stock and approximately 4.1 million shares of 7.5% Series C Redeemable Convertible Preferred Stock to CNLRP stockholders in exchange for their CNLRP common stock. Prior to the Merger, James M. Seneff, Jr., Robert A. Bourne, G. Richard Hostetter, Richard C. Huseman and J. Joseph Kruse, directors of the Company, were directors of CNLRP and Curtis B. McWilliams, a director and Chief Executive Officer of the Company, Steven D. Shackelford and Michael T. Shepardson, executive officers of the Company, were executive officers of CNLRP. Each of the above-referenced officers and directors owned CNLRP common stock, each share of which was exchanged for 0.7742 shares of the Company’s common stock and 0.16 shares of the Company’s 7.5% Series C Redeemable Convertible Preferred Stock pursuant to the terms of the Merger. The consideration received for their CNLRP interests was identical, on a per share basis, to that received by the other CNLRP stockholders.

     Set forth in the following table is the Merger consideration received by each of the above-listed officers and directors in exchange for his CNLRP common stock:

Name	Shares of Company	Shares of Company 7.5% Series C
	Common Stock(1)	Redeemable Convertible Preferred
		Stock(2)
James M. Seneff, Jr.	3,994,167	825,453(3)
Robert A. Bourne	767,120	158,536(3)
G. Richard Hostetter	9,863	2,038
Richard C. Huseman	5,032	1,040
J. Joseph Kruse	7,742	1,600
Curtis T. McWilliams	242,153	50,045
Steven D. Shackelford	20,594	4,256
Michael T. Shepardson	18,088	3,739
________________________________________
(1) The average of the high and low prices of the Company’s common stock on the New York Stock Exchange on February 25, 2005 was $17.24 per share.

(2) The liquidation value of the Company’s 7.5% Series C Redeemable Convertible Preferred Stock is $25 per share.

(3) Includes 2,129 shares of common stock and 440 shares of 7.5% Series C Redeemable Convertible Preferred Stock reported by both Mr. Seneff and Mr. Bourne that is held by J&R Investments, Inc., which is the General Partner of J&R Investments of Orlando, Ltd.

     On February 25, 2005, the Company paid approximately $450 million in cash and issued approximately 3.7 million shares of its Series A Cumulative Convertible Preferred Stock in exchange for all of the general and limited partnership interests in the 18 CNL Income Funds. James M. Seneff, Jr. and Robert A. Bourne were general partners of each of the 18 CNL Income Funds and owned limited partnership interests in certain of the CNL Income Funds, each of which merged with and into a separate subsidiary of the Company’s operating partnership. Each limited partner of the CNL Income Funds received cash representing approximately 84% of the consideration for his or her limited partnership interests and shares of the Company’s Series A Cumulative Convertible Preferred Stock representing approximately 16% of the aggregate consideration. Messrs. Seneff and Bourne received one dollar for their general partner interests in each Income Fund. The consideration received by Messrs. Seneff and Bourne was determined pursuant to the terms of the merger agreement and was identical, on a per unit basis, to the consideration received by other limited partners in the applicable CNL Income Fund. Set forth below is the consideration Messrs. Seneff and Bourne received for their limited partnership interests.

Name	Cash	Shares of Company Series A Cumulative
		Convertible Preferred Stock(1)
James M. Seneff, Jr.	$8,486	148(2)
Robert A. Bourne	$9,128	223(2)
________________________________________
(1) The average of the high and low prices of the Company’s Series A Cumulative Convertible Preferred Stock on the New York Stock Exchange on February 25, 2005 was $24.89 per share.

(2) Includes 148 shares reported by both Mr. Seneff and Mr. Bourne that is held by J&R Investments, Inc., which is the General Partner of J&R Investments of Orlando, Ltd.

     Until March 2006, the Company held a combined five percent partnership interest in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (the “Plaza”) which owns and operates the office tower in which the Company headquarters are located. Affiliates of James M. Seneff, Jr. and Robert A. Bourne, our Chairman and Vice Chairman of the Board, respectively, own the remaining partnership interests. The Company has severally guaranteed 8.33 percent of an unsecured promissory note on behalf of the Plaza. The guaranty, after a refinancing during 2005 by the Plaza, equated to $1.2 million of the $14 million unsecured promissory note. The guaranty continues through December 31, 2010. The Company received distributions of $0.10 million, $0.07 million and $0.07 million during the years ended December 31, 2005, 2004 and 2003, respectively, from the Plaza. In March 2006, the Company sold its partnership interest in the Plaza to CNL Corporate Investors, LTD, an affiliate of Messrs. Seneff and Bourne, for an aggregate sales price of approximately $2.1 million. The Company may receive compensation in addition to the purchase price in the event of the sale of the office tower property by the Plaza for a price exceeding an amount specified in the purchase agreement. CNL Corporate Investors, LTD has agreed to indemnify the Company for any losses sustained by the Company under its guaranty of the unsecured promissory note on behalf of the Plaza until such time as the Company’s guaranty is released by the lender, which release CNL Corporate Investors, LTD has agreed to seek.

     The Company leases its office space from CNL Plaza, Ltd., an affiliate of Mr. Seneff. As a result of the Merger, the Company incurred the rental expenses under these leases in 2005. During the year ended December 31, 2005, the Company paid approximately $1.6 million for rental and related expenses to affiliates. The Company’s leases expire in 2014 and provide for scheduled rent increases over the term of the lease. Rental and other expenses for the year ended December 31, 2005 include accrued rental expense (the additional rent expense resulting from the straight-lining of scheduled rent increases over the term of the lease) and executory costs.

     Prior to the Merger, CNLRP purchased various administrative services from affiliates of CNL Financial Group, Inc. (“CFG”), which is a wholly-owned subsidiary of CNL Holdings, Inc., a corporation owned by James M. Seneff, Jr. and his wife, including human resources, tax planning and compliance, computer systems support, investor relations and other services. During the year ended December 31, 2005, the Company paid approximately $0.9 million to CFG and its affiliates for these services. Following the Merger, the Company performed substantially all of these functions internally.

     During the year ended December 31, 2005, the Company paid approximately $1.7 million in soliciting dealer servicing fees to CNL Securities Corp., a subsidiary of CNL Holdings, Inc. The fees relate to services performed by CNL Securities Corp. in connection with CNLRP’s previous public offerings. During 2005, the Company received a refund of approximately $1.7 million from the affiliate and began paying an outside stock transfer agent for stock and investor servicing fees.

     During the year ended December 31, 2005, the Company received $1.4 million in fees for property management and other administrative services provided to the CNL Income Funds, of which Mr. Seneff, Robert A. Bourne and an affiliate of theirs were general partners. Following the merger of the Income Funds into subsidiaries of the Company’s operating partnership, these fees are no longer paid.

     On the date of the merger, CNLRP had outstanding a demand balloon promissory note with a balance of $35.8 million, including accrued interest, payable to CFG. The loan bore interest at a rate of LIBOR plus 2.5 percent or at the base rate as defined in the agreement. In April 2005, the Company paid the demand balloon promissory note in full to CFG in the amount of $36.4 million, including accrued interest.

     During the year ended December 31, 2002, a tenant and borrower of CNLRP assigned loans in the amount of $7.5 million to Restaurants Acquisitions I, LLC, an affiliate of Mr. Seneff. In connection with the transaction, the Company holds an $11.1 million note that matures in December 2007. The note bears interest at a rate of ten percent per annum. The Company earned $1.1 million in interest income from the note during the year ended December 31, 2005.

     Subsequent to the Merger, Robert J. Stetson, USRP’s former Chief Executive Officer and, at the time of the payment, a director of the Company, paid in full a promissory note with a remaining principal balance of $200,000 payable to the Company. USRP had originally advanced funds to Mr. Stetson to acquire shares of common stock. The promissory note provided for an interest rate of 7.0% per annum and quarterly payments of interest only through December 2005, with a final payment of principal and interest due in March 2006.

PROPOSAL II

     RATIFICATION OF APPOINTMENT
OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

     The Board’s Audit Committee currently believes that we should continue our relationship with PricewaterhouseCoopers LLP and has appointed PricewaterhouseCoopers LLP to continue as our independent registered certified public accounting firm for the fiscal year ending December 31, 2006.

     Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the stockholders did not ratify the appointment, or select another accounting firm without re-submitting the matter to the stockholders. Even if the appointment is ratified, the Audit Committee reserves the right in its discretion to appoint a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

     In connection with the Merger, on March 2, 2005, the Company appointed PricewaterhouseCoopers LLP as its independent registered certified public accounting firm and accepted the resignation from February 25, 2005, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The appointment of PricewaterhouseCoopers LLP and the acceptance of the resignation of Deloitte & Touche LLP were effected by the Audit Committee of the Company and affirmed by our Board of Directors. PricewaterhouseCoopers LLP had been the independent registered certified public accounting firm for CNLRP prior to the Merger.

     The audit reports of Deloitte & Touche LLP on the financial statements of the Company for the two fiscal years ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits of the two fiscal years ended December 31, 2004, and during the subsequent interim period from December 31, 2004 through February 25, 2005, the effective date of Deloitte & Touche LLP’s termination, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Deloitte & Touche LLP to make reference to the subject matter of such disagreements in connection with its report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, have occurred during the two fiscal years ended December 31, 2004, or through the effective date of Deloitte & Touche LLP’s termination.

     During the two fiscal years ended December 31, 2004 and from December 31, 2004 through the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm, neither the Company nor anyone on its behalf has consulted PricewaterhouseCoopers LLP with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche LLP on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in its report or would be a “reportable event” as described in Item 304(a)(1)(v) of the Regulation S-K promulgated by the Securities and Exchange Commission.

     The Company provided Deloitte & Touche LLP with a copy of the foregoing disclosures, and requested that Deloitte & Touche LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made above by the Company. A letter from Deloitte & Touche LLP, dated March 3, 2005, was filed with the Company’s Current Report on Form 8-K, filed March 3, 2005.

     Fiscal 2005 and 2004 Audit Fee Summary. The following table outlines the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP and Deloitte & Touche LLP for 2005 and 2004:

	(In thousands)

	Fiscal Year 2005	Fiscal Year 2004
Audit Fees (1)	$810	$805

Audit Related Fees (2)	246	7.7

Audit and Audit Related Fees	1,056	812.7

Tax Fees	831	---

All Other Fees (3)	608	5

Total Fees	2,495	817.7

________________________________________
1.

Audit fees include the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements, review of financial statements included in the registrant’s Form 10-Q, as well as audit procedures performed in connection with certain registration statements..

2.

Audit related fees include the aggregate fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements.

3.

All other fees consist of professional services rendered in connection with financing transactions entered into by the Company, assistance in preparing the audit committee charter and corporate governance documents.

The Audit Committee has determined that the provision of audit related and tax services by PricewaterhouseCoopers LLP during 2005 is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants. Consistent with policies of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants.

     Prior to engagement of the independent accountants for the next year's audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year relating to each of the categories of services listed in the above chart.

     Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants.

     For the fiscal years ended December 31, 2005 and 2004, the audit committee pre-approved 100% of services described above in the captions Audit Related Fees and Tax Fees. For the fiscal year ended December 31, 2005, no hours expended on PricewaterhouseCoopers LLP’s or Deloitte & Touche LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of PricewaterhouseCoopers LLP or Deloitte & Touche LLP.

     Pursuant to our Audit Committee charter, the Audit Committee may delegate pre-approval authority to the chairman of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled meeting.

     2006 Annual Meeting of Stockholders. PricewaterhouseCoopers LLP served as the Company’s independent registered certified public accounting firm for the fiscal year ended December 31, 2005. A PricewaterhouseCoopers representative will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representatives will also be available to respond to appropriate questions.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed proxy will vote thereon as he, she or they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting of stockholders to be held in 2007 has to be received at the Company's office at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, no later than December 28, 2006.

     Under the Company's bylaws, a stockholder must comply with certain procedures to nominate directors or to propose other matters to be considered at an annual meeting of stockholders. These procedures provide that the stockholders desiring to make nominations for directors or to bring a proper subject before a meeting must do so by notice timely delivered to the Company's Secretary. To be timely, the Secretary must receive the notice at the Company's principal executive offices not less than 60 days or more than 90 days before the anniversary of the preceding year's annual meeting of stockholders. In the case of the Company's annual meeting of stockholders in 2007, the Company's Secretary must receive notice of any such proposal no earlier than March 24, 2007, and no later than April 23, 2007 (other than proposals intended to be included in the proxy statement and form of proxy which, as noted above, have to be received by December 28, 2006). Generally, such notice must set forth: (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and the class and number of shares of Company common stock which are owned beneficially and of record by such stockholder and such beneficial owner and the date or dates on which the stockholder acquired ownership of such shares. The Chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements imposed by the bylaws shall be disregarded. A copy of the bylaws may be obtained without charge on written request addressed to Trustreet Properties, Inc., Attn. Corporate Secretary, 450 South Orange Avenue, Orlando, Florida 32801.

ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2005, accompanies this Proxy Statement.

By Order of the Board of Directors,

/s/ Steven D. Shackelford

Steven D. Shackelford
Secretary

April 28, 2006
Orlando, Florida

TRUSTREET PROPERTIES, INC.
ATTN: INVESTOR RELATIONS
450 SOUTH ORANGE AVENUE, 11TH FLOOR
ORLANDO, FL 32801

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Trustreet Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Trustreet Properties, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TRSTP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  TRUSTREET PROPERTIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" THE FOLLOWING ITEMS.

Vote on Directors			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nominee's name on the line below.
1.	Election of Directors: NOMINEES:		All	All	Except
	(01) Robert A. Bourne (02) G. Steven Dawson (03) G. Richard Hostetter (04) Richard C. Huseman	(05) James H. Kropp (06) J. Joseph Kruse (07) Curtis B. McWilliams (08) James M. Seneff, Jr.	☐	☐	☐

Vote on Proposal						For	Against	Abstain
2.	The appointment of PricewaterhouseCoopers LLP as the Company's independent registered certified public accounting firm for the fiscal year ending December 31, 2006.					☐	☐	☐

This Proxy will be voted as directed. If no direction is given, it will be voted “FOR” the matters stated.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

TRUSTREET PROPERTIES, INC.

450 South Orange Avenue, 11th Floor
Orlando, Florida 32801
June 22, 2006

Please date, sign and mail your proxy card in the
envelope provided as soon as possible.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The signatory on the reverse side of this card, the "Stockholder," hereby appoints James M. Seneff, Jr. and Robert A. Bourne, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock of Trustreet Properties, Inc. (the "Company"), which the Stockholder is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 22, 2006, at 10:00 a.m., local time, and any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated April 28, 2006, a copy of which has been received by the Stockholder.

(Continued and to be signed on the reverse side)